Exhibit 5.1

Opinion of Ropes & Gray LLP

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

February 13, 2004

Genome Therapeutics Corp.

100 Beaver Street

Waltham, Massachusetts 02453

Re:	Genome Therapeutics Corp.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of 3,311,165 shares of common stock, par value $0.10 per share (collectively, the “Shares”) of Genome Therapeutics Corp., a Massachusetts corporation (the “Company”), issuable upon the exercise of options assumed by the Company (the “Options”) that had previously been issued under the Amended and Restated GeneSoft Pharmaceuticals, Inc. 1998 Stock Option/Stock Issuance Plan and under the Stock Option Agreements with each of Trevor McCann, Glenn Tillotson and Tom Seldman (collectively, the “Plans”).

We have acted as counsel for the Company in connection with its assumption of the Options and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, we have examined the Registration Statement, the Plans, the Options and such other documents as we have deemed appropriate.

The opinions expressed below are limited to matters governed by the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We express no opinion as to the applicability of the so-called “blue sky” or securities laws of the several states, including the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares (i) have been duly authorized and (ii) when issued and sold in accordance with the terms of the Options, and the consideration therefor received by the Company, will have been validly issued and will be fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP